SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                            Advance Auto Parts, Inc.
                                (Name of Issuer)

               Shares of Common Stock, par value $0.0001 per share
                         (Title of Class of Securities)

                                    00751Y106
                                 (CUSIP Number)

                                December 31, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                           (Page 1 of 18 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00751Y106                 13G/A              Page 2 of 18 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                             Lone Spruce, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                               -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                            48,554
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                               -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                            48,554
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                            48,554
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **               [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                             0.1%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                             PN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00751Y106                 13G/A              Page 3 of 18 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                            Lone Balsam, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                           (a)  [X]
                                                           (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                             -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                         106,551
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                             -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                         106,551
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                         106,551
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                          0.1%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **                     PN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00751Y106                 13G/A              Page 4 of 18 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                            Lone Sequoia, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3) SEC USE ONLY
-------------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                             -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                           89,022
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                             -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                           89,022
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                           89,022
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                            0.1%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **                     PN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00751Y106                 13G/A              Page 5 of 18 Pages
-------------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                            Lone Cascade, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                             -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                         1,138,782
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                             -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                          1,138,782
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                          1,138,782
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                             1.1%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **                     PN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00751Y106                 13G/A              Page 6 of 18 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                           Lone Sierra, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                            -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                           94,787
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                            -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                           94,787
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                           94,787
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                             0.1%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **                     PN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00751Y106                 13G/A              Page 7 of 18 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                    Lone Pine Associates LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                             -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                         244,127
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                             -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                         244,127
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                         244,127
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                           0.2%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **                     OO
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00751Y106                 13G/A              Page 8 of 18 Pages

-------------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                     Lone Pine Members LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                            -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      1,233,569
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                            -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      1,233,569
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      1,233,569
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                        1.2%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **                     OO
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00751Y106                 13G/A              Page 9 of 18 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                         Lone Pine Capital LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                       -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,013,805
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                       -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,013,805
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,013,805
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                     1.9%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **                            IA
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00751Y106                 13G/A             Page 10 of 18 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Stephen F. Mandel, Jr.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   3,491,501
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   3,491,501
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   3,491,501
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                 [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                       3.3%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **                           IN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00751Y106                 13G/A             Page 11 of 18 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Advance Auto Parts, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 5673 Airport Road, Roanoke, Virginia 24012

Item 2(a).     Name of Person Filing:

     This statement is filed by:
          (i) Lone Spruce, L.P., a Delaware limited partnership ("Lone Spruce"), with respect to the shares of Common Stock (defined in
              Item 2(d) below) directly owned by it;
         (ii) Lone Balsam, L.P., a Delaware limited partnership ("Lone Balsam"), with respect to the shares of Common Stock directly owned by it;
        (iii) Lone Sequoia, L.P., a Delaware limited partnership
              ("Lone Sequoia"), with respect to the shares of Common Stock directly owned by it;
         (iv) Lone Cascade, L.P., a Delaware limited partnership
              ("Lone Cascade"), with respect to the shares of Common Stock directly owned by it;
          (v) Lone Sierra, L.P., a Delaware limited partnership ("Lone Sierra"), with respect to the shares of Common Stock directly owned by it;
         (vi) Lone Pine Associates LLC, a Delaware limited liability company ("Lone Pine"), with respect to the shares of Common Stock directly owned by Lone Spruce, Lone Balsam and Lone Sequoia;
        (vii) Lone Pine Members LLC, a Delaware limited liability
              company ("Lone Pine Members"), with respect to the shares of Common Stock directly owned by Lone Cascade and Lone Sierra;
       (viii) Lone Pine Capital LLC, a Delaware limited liability company ("Lone Pine Capital"), which serves as investment manager to Lone CityCypress, Ltd. ("Lone CityplaceCypress"), Lone Kauri, Ltd. ("Lone Kauri") and Lone Monterey Master Fund, Ltd. ("Lone Monterey Master Fund"), each a Cayman Islands exempted company, with respect to the Common Stock directly owned by each of Lone Cypress, Lone Kauri and Lone Monterey Master Fund;
         (ix) Stephen F. Mandel, Jr. ("Mr. Mandel"), with respect to the Common
              Stock directly owned by each of Lone Spruce, Lone Balsam, Lone
              Sequoia, Lone Cascade, Lone Sierra, Lone CityplaceCypress, Lone Kauri and Lone Monterey Master Fund.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any

CUSIP No. 00751Y106                 13G/A             Page 12 of 18 Pages

         disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

Item 2(c).     Citizenship:

     Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade and Lone Sierra are limited partnerships organized under the laws of the State of Delaware. Lone Pine, Lone Pine Members and Lone Pine Capital are limited liability companies organized under the laws of the State of Delaware. Mr. Mandel is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Common Stock, par value $0.0001 per share (the "Common Stock")

Item 2(e).  CUSIP Number:

     00751Y106

CUSIP No. 00751Y106                 13G/A             Page 13 of 18 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ] Broker or dealer registered under Section 15 of the Act,

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)  [ ] Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

Item 4.   Ownership.

         A. Lone Spruce, L.P.
             (a) Amount beneficially owned: 48,554
             (b) Percent of class: 0.1% The percentages used herein and in the rest of Item 4 are calculated based upon the 105,248,440 Shares of Common Stock issued and outstanding as of November 30, 2006 as reported in the Company's Form 10-Q filed on November 16, 2006
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 48,554
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    48,554

CUSIP No. 00751Y106                 13G/A             Page 14 of 18 Pages

         B. Lone Balsam, L.P.
             (a) Amount beneficially owned: 106,551
             (b) Percent of class: 0.1%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 106,551
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 106,551

         C. Lone Sequoia, L.P.
             (a) Amount beneficially owned: 89,022
             (b) Percent of class: 0.1%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 89,022
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 89,022

         D. Lone Cascade, L.P.
             (a) Amount beneficially owned: 1,138,782
             (b) Percent of class: 1.1%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,138,782
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the
                    disposition: 1,138,782

         E. Lone Sierra, L.P.
             (a) Amount beneficially owned: 94,787
             (b) Percent of class: 0.1%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 94,787
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 94,787

         F. Lone Pine Associates LLC
            (a) Amount beneficially owned: 244,127
            (b) Percent of class: 0.2%
            (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 244,127
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 244,127

CUSIP No. 00751Y106                 13G/A             Page 15 of 18 Pages

         G. Lone Pine Members LLC
            (a) Amount beneficially owned: 1,233,569
            (b) Percent of class: 1.2%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,233,569
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 1,233,569

         H. Lone Pine Capital LLC
            (a) Amount beneficially owned: 2,013,805
            (b) Percent of class: 1.9%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 2,013,805
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 2,013,805

         I. Stephen F. Mandel, Jr.
            (a) Amount beneficially owned: 3,491,501
            (b) Percent of class: 3.3%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 3,491,501
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 3,491,501

Item 5.     Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

CUSIP No. 00751Y106                 13G/A             Page 16 of 18 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 00751Y106                 13G/A             Page 17 of 18 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2007

                                      By:/s Stephen F. Mandel, Jr.
                                         -------------------------------------
                                         Stephen F. Mandel, Jr., individually
                                         and (a) as Managing Member of (i)
                                         Lone Pine Associates LLC, for itself
                                         and as the general partner of (A) Lone
                                         Spruce, L.P., (B) Lone Sequoia, L.P.,
                                         (C) Lone Balsam, L.P. and (ii) Lone
                                         Pine Members LLC, for itself and as
                                         the general partner of (A) Lone
                                         Cascade, L.P. and (B) Lone Sierra,
                                         L.P.; and (b) as Managing Member of
                                         Lone Pine Capital LLC.

CUSIP No. 00751Y106               13G/A Page                    18 of 18 Pages

                                  EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 14, 2007


                                      By:/s Stephen F. Mandel, Jr.
                                         -------------------------------------
                                         Stephen F. Mandel, Jr., individually
                                         and (a) as Managing Member of (i)
                                         Lone Pine Associates LLC, for itself
                                         and as the general partner of (A) Lone
                                         Spruce, L.P., (B) Lone Sequoia, L.P.,
                                         (C) Lone Balsam, L.P. and (ii) Lone
                                         Pine Members LLC, for itself and as
                                         the general partner of (A) Lone
                                         Cascade, L.P. and (B) Lone Sierra,
                                         L.P.; and (b) as Managing Member of
                                         Lone Pine Capital LLC.